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Exhibit 15

AMENDED DISTRIBUTION PLAN
PURSUANT TO RULE 12b-1
OF
MORGAN KEEGAN SOUTHERN CAPITAL FUND, INC.


WHEREAS, Morgan Keegan Southern Capital Fund, Inc. ("Fund") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act"); and

WHEREAS, the existing shares of the Fund are subject to a Plan of Distribution ("Plan") in effect since August 14, 1986, and amended on February 12, 1987, the substance of which is substantially similar to that contained in this amended Plan; and

WHEREAS, the Fund desires to adopt an amended Plan pursuant to Rule 12b-1 under the 1940 Act, and the Board of Directors ("Board") of the Fund has determined that there is a reasonable likelihood that adoption of this amended Plan will benefit the Fund and its shareholders; and

WHEREAS, the Fund has employed Morgan Keegan & Company, Inc. ("Morgan Keegan") as distributor of the securities of which it is the issuer pursuant to an Underwriting Agreement ("Underwriting Agreement");
NOW, THEREFORE, the Fund hereby adopts this amended Plan in accordance with Rule
 12b-1 under the 1940 Act.

1. A. The Fund is authorized to pay to Morgan Keegan, a service fee at the annualized rate of 0.25% of the average daily net assets of the Fund shares for its expenditures incurred in servicing and maintaining shareholder accounts. Such fee shall be calculated and accrued daily and paid monthly or at such intervals as the Board shall determine.

    B. The Fund is further authorized to pay Morgan Keegan for its expenditures incurred in providing services as distributor of the Fund's shares at the annualized rate of 0.25% of the average daily net assets of the Fund shares. Such fee shall be calculated and accrued daily and paid monthly or at such intervals as the Board shall determine.

2. Morgan Keegan may spend the fees it receives pursuant to paragraph 1 of this Plan and/or its other resources on any activities or expenses primarily intended to result in the sale of the Fund's shares or the servicing and maintenance of shareholder accounts, including but not limited to, compensation to investment executives or other employees of Morgan Keegan, and independent dealers; compensation to and expenses, including overhead and telephone expenses, of employees who engage in or support distribu hareholder accounts; printing of prospectuses, statements of additional information and reports for other than existing shareholders; and preparation,

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printing and distribution of sales literature and advertising materials.  The amount of the fees payable by the Fund to Morgan Keegan under paragraph 1 hereof is not related directly to expenses incurred by Morgan Keegan in serving as distributor, and this paragraph 2 neither obligates the Fund to reimburse Morgan
 Keegan for such expenses nor obligates Morgan Keegan to incur distribution or shareholder servicing expenses equal to or in excess of the fees it receives.

3. This amended Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of both (a) the Board and
(b) those directors of the Fund who are not "interested persons" of the Fund, as defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related ag rs who approve the Plan have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

4. This amended Plan shall continue in effect for a period of one year from the date of execution of this Plan and shall continue in full force and effect thereafter for successive periods of up to one year, for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

5. Morgan Keegan shall provide to the Fund's Board and the Board shall review, at least quarterly, a written report of the amounts expended by Morgan Keegan in providing services under this amended Plan and the Underwriting Agreement and the purposes for which such expenditures were made.

6. For purposes of this amended Plan, "distribution fees" shall mean any fees for activities in connection with Morgan Keegan's performance of its obligations under this Plan or the Underwriting Agreement that are not deemed "service fees." "Service fees" shall mean any fees for activities covered by the definition of "service fee" contained in amendments to Section 26(b) of the National Association of Securities Dealers, Inc.'s Rules of Fair Practice that are effective at July 7, 1993.

7. This amended Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Directors or by vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act). The fees set forth in paragraph 1 hereof will be paid by the Fund to Morgan Keegan unless and until either the Plan or Underwriting Agreement is terminated or not renewed. If either the Plan or Underwriting Agreement is terminated or not renewed, expenses incurred by Morgan Keegan in connection with pro xcess of the fees specified in paragraph 1 hereof which Morgan Keegan has received or accrued through the termination date are the sole responsibility and liability of Morgan Keegan, and are not obligations of the Fund.

8. This amended Plan may not be amended to increase materially the amount of distribution and service fees provided for in paragraph 1 hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities of the Fund, and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

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9.  While this amended Plan is in effect, the selection and nomination of directors of the Fund who are not interested persons of the Fund, as defined in the 1940 Act, shall be committed to the discretion of the directors who are themselves not interested persons of the Fund, as defined in the 1940 Act.

10. The Fund shall preserve copies of this amended Plan and any related agreements and all reports made pursuant to paragraph 5 hereof for a period of not less than six years from the date of this amended Plan, the first two years in an easily accessible place.


IN WITNESS WHEREOF, the Fund has executed this amended Plan as of the date and year set forth below:

Date:  July 7, 1993                   MORGAN KEEGAN SOUTHERN CAPITAL FUND, INC.



                                      By:  /s/  Charles D. Maxwell
                                           ------------------------
                                           Secretary
Attest:

By:  /s/ Terri Davis
     -------------------


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